Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 6, 2020, with respect to the consolidated financial statements of Bioventus LLC included in the Registration Statement of Bioventus Inc. on Form S-1 (File No. 333-252238), which is incorporated by reference in this Registration Statement on Form S-1MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the Registration Statement incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

Raleigh, North Carolina

February 10, 2021